    As filed with the Securities and Exchange Commission on January 31, 1997
                                                                Registration No.
                       ----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                   ----------
                                    Form S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                   ----------
                           NEW RALCORP HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                 Missouri                                                                                     43-1766315
(State or other jurisdiction of incorporation or organization)                        (I.R.S. Employer Identification No.)

              800 Market Street, Suite 2900, St. Louis, Missouri                              63101
            (Address of principal executive offices)                                        (Zip Code)


                             RALCORP HOLDINGS, INC.
                              INCENTIVE STOCK PLAN
                                      and
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
                            (Full title of the plan)
                           --------------------------
                        R. W. Lockwood, Esq., Secretary
                             RALCORP HOLDINGS, INC.
                               800 Market Street
                                   Suite 2900
                           St. Louis, Missouri 63101
                    (Name and address of agent for service)
              Telephone number of agent for service: 314-877-7000

                                   ----------

Approximate date of proposed commencement of sales pursuant to the Plan:
January 31, 1997
                                   ----------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                       Proposed
                      Amount      Proposed             maximum
Title of securities   to be       maximum offering     aggregate             Amount of
being registered (a)  registered  price per share (b)  offering              registration fee
New Ralcorp
Holdings, Inc.        2,900,000       $8.42            $24,418,000.00        $18,419.30
Common Stock $.01     shares
par value

Deferred Compensation $1,000,000      N/A              $    1,000,000        $   344.80
Obligations
                                                       Total  Registration   $ 8,764.10
                                                       Fee

Notes: (a) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, the registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein. (b) The pro forma book value of such share as of December 31, 1996. There is no current market for the shares registered hereby, therefore, pursuant to Rule 457(h)(1), the pro forma book value of the shares was used to calculate the registration fee. (c) Deferred compensation obligations are unsecured obligations of New Ralcorp Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of the Variable Interest Option of the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Commission (File No. 001-12619) by New Ralcorp Holdings, Inc. (hereinafter "the Company") are incorporated herein by reference:

     (i) The Company's Registration Statement on Form 10 declared effective on December 27, 1996

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     The shares of Common Stock being offered pursuant to the Ralcorp Holdings, Inc. Incentive Stock Plan have been registered under Section 12 of the Securities Exchange Act of 1934, as amended. The unsecured obligations of the Company to pay deferred compensation and matching contributions in the future will be subject to the terms of the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees (the "Deferred Plan") and to written agreements with individual employees setting forth the specific terms and conditions of any particular deferral. In addition, with respect to deferrals into the Equity Option of the Deferred Plan, such deferrals will also be subject to the terms of the Ralcorp Holdings, Inc. Incentive Stock Plan. The Deferred Plan provides an opportunity for eligible employees of the Company and certain of its affiliated subsidiaries to enter into agreements for the deferral of cash bonuses and other compensation (the "Deferral Amounts").

     This description is intended to be a general description of the securities provided by the Deferred Plan and in the event of any conflict between the description herein and the provisions of the Deferred Plan (which is filed as an exhibit to this Registration Statement), the Deferred Plan shall be conclusive. Deferrals pursuant to the Deferred Plan are permitted at the discretion of the Nominating and Compensation Committee of the Company's Board of Directors (the "Committee") which may delegate its authority to approve non-officer deferrals to the Chief Executive Officer of the Company. Requests for deferrals, and selection of deferral accounts, must be submitted prior to the commencement of any calendar year in which bonuses or other compensation sought to be deferred would otherwise be paid.

     Upon deferral, an unfunded Deferred Cash account (for the Variable Interest Option) or Stock Equivalent account (for the Equity Option), in the employee's name, will be credited with a cash balance equal to the Deferral Amount or an appropriate number of Company Common Stock equivalents (equal in value to the Deferral Amount, based upon current market value of the Common Stock), respectively. In addition, Stock Equivalent accounts may also, in any year authorized by the Committee, be credited with an additional matching deferral. An employee will not be entitled to the matching deferral until he or she has remained employed with the Company for a period of five years following the deferral, provided that the employee does not thereafter leave employment with the Company (other than because of normal retirement) without the consent of the Chief Executive Officer. The matching deferral is also subject to forfeiture if, during the two year period following distribution, the employee engages in competition with the Company. Stock equivalents credited to a Stock Equivalent account reflect the performance of Company Common Stock but actual shares of Common Stock are not issued to such accounts, and employees with account balances have no voting or other rights associated with Common Stock ownership. Participants in the Deferred Plan are permitted once each calendar year to transfer amounts that have been deferred for at least one year (other than Company matching deferrals) between Deferred Cash and Stock Equivalent accounts. Upon a Change in Control of the Company, account balances in Stock Equivalent accounts will be automatically converted into balances of equal value in Deferred Cash accounts.

     Deferred Cash accounts are credited yearly, on November 1, with interest equivalents based on the average of the daily close of business prime rates for the 365 days of the year ended the immediately preceding October 31, as established by Morgan Guaranty Trust Company of New York, or such other bank as the Committee may designate. Stock Equivalent accounts are credited from time to time with dividend equivalents if dividends are paid on Company Common Stock. Appropriate adjustments will be made to Stock Equivalent account balances to reflect any stock split-up, stock dividend, combination or reclassification with respect to Company Common Stock, or the consolidation, merger or sale of all or substantially all of the assets of the Company.

     The balance in a Deferred Cash or Stock Equivalent account will generally be paid to an employee only upon retirement or other termination of employment with the Company.

     The Deferred Plan is unfunded and the obligations of the Company to pay deferred compensation and matching contributions are unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Deferred Plan (and the provisions of individual agreements with employees). An employee's rights under such obligations are not transferable other than by beneficiary designation, will or the laws of descent and distribution, and any such rights may be exercised during the lifetime of the employee only by him or by his guardian or legal representative.

     The power to amend, modify or terminate the Plan at any time is reserved to the Committee, except the Committee can authorize the Chief Executive Officer of the Company to make such amendments as he deems appropriate, including, but not limited to, resolving ambiguities, supplying omissions and curing defects necessary to comply with federal tax law or regulations, or to avoid loss of qualification or adverse tax consequences. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a participant or beneficiary may apply to or affect the terms of any deferral of compensation prior to the effective date of such amendment, modification or termination, without the consent of the participant or beneficiary affected thereby.

     The obligations of the Company to pay deferred compensation and matching contributions under the Plan are not, except as noted herein, convertible into another security of the Company, and such obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to such obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel

     The validity of the issuance of the securities being registered has been passed upon for the Company by R. W. Lockwood, Vice President, General Counsel and Secretary for the Company. Mr. Lockwood is paid a salary by the Company and participates in various employee benefit plans offered to employees generally as well as in plans offered to a limited number of key employees. Mr. Lockwood will be eligible to participate in the Plan.

     The audited financial statements incorporated in this Registration Statement by reference to the Company's Registration Statement on Form 10 declared effective on December 27, 1996 have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting. Price Waterhouse has served as independent accountants to the Company and its former parent since 1994.

Item 6.  Indemnification of Directors and Officers.

     Under the Missouri indemnification statute and the Company's Articles of Incorporation, Ralcorp must indemnify any person who is or was a director or officer of the Company, or as a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Company), by reason of the fact that he is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     The foregoing represents a summary of the general effect of Missouri law and the Company's Articles of Incorporation for purposes of general description only. Additional information regarding indemnification of directors and officers can be found in the Missouri statutes, the Company's Articles of Incorporation and its pertinent insurance contracts.

     The Company has directors' and officers' insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Company's Articles of Incorporation. The Company has entered (or will enter) into indemnification contracts with the Company's directors and officers whereby the Company would agree to indemnify them in substantively the same manner as provided in the Company's Articles of Incorporation and to advance expenses of matters covered by the indemnification contracts.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits


*(4.1) Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.2) Bylaws of the Company (filed as Exhibit 3.2 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.3) Ralcorp Holdings, Inc. Incentive Stock Plan (filed as Exhibit 10.01 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.4) Shareholder Protection Rights Agreement (filed as Exhibit 4.1 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.5) Deferred Compensation Plan for Key Employees (filed as Exhibit 10.09 to the Company's Form 10 Registration Statement dated December 27,
         1996).

(5)(23)  Opinion of Counsel and Consent.

(23)     Consent of Independent Accountants.

      *  Incorporated by reference.

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

      (iii) to include any material information with respect to the plan of distribution of Company Common Stock not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be required with respect to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, Missouri, as of the 31st day of January 1997.

                                           NEW RALCORP HOLDINGS, INC.



                                           By:
                                              ---------------------------
                                              J. R. Micheletto
                                              Chief Executive Officer
                                              and President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert W. Lockwood and William E. Taylor, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities described as of January 31, 1997.


Signature               Title
---------               -----

                        Chairman of the Board and Director
------------------
William P. Stiritz

                        Director
-------------------
William H. Danforth

                        Director
---------------------
William D. George, Jr.

                        Director
---------------------
Jack W. Goodall


                        Director
---------------------
David W. Kemper

                        Chief Executive Officer, President and Director
---------------------   (Principal Executive and Financial Officer)
  Joe R. Micheletto



                         Vice President and Controller (Principal Accounting
---------------------    Officer)
Thomas Granneman



                               INDEX TO EXHIBITS


*(4.1) Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.2) Bylaws of the Company (filed as Exhibit 3.2 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.3) Ralcorp Holdings, Inc. Incentive Stock Plan (filed as Exhibit 10.01 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.4) Shareholder Rights Protection Agreement (filed as Exhibit 4.1 to the Company's Form 10 Registration Statement dated December 27, 1996).

*(4.5) Deferred Compensation Plan for Key Employees (filed as Exhibit 10.09 to the Company's Form 10 Registration Statement dated December 27,
         1996).

(5)(23)  Opinion of Counsel and Consent.

(23)     Consent of Independent Accountants.

       *    Incorporated by reference.